Exhibit 99.1

Oranco, Inc. Reports Increased Revenues for First Quarter 2018 Financial Results

Fenyang City, China, November 21, 2018 /GlobeNewswire/ -- Oranco, Inc. ("Oranco" or the "Company") (OTC: ORNC), a premium alcohol wholesaler in China, announced today its unaudited financial results for the first quarter ended September 30, 2018.

Mr. Peng Yang, President of Oranco, Inc., commented, "We are pleased to announce our financial results for the first quarter of 2018. We have achieved an increase in sales volume of our Chinese liquor products and our high-margin imported wine products. We have also achieved an increase in our revenues, net income, and gross margin."

“We will continue developing creative alcoholic concepts and packaging in the coming quarters. We also expect to increase our marketing efforts and adopt technological innovations to better guarantee the authenticity of our premium products. We believe that our capability in product distribution, our product quality, and our marketing efforts will drive further growth as we continue providing uniquely designed liquor products tailored for a variety of demographic and cultural groups in China.”

First Quarter 2018 Financial Highlights

	For the Three Months Ended September 30,
(RMB millions, except per share data)	2018	2017	% Change
Revenues	23.96	21.71	10.4%
Fenjiu liquor products	21.37	19.23	11.2%
Imported wine products	2.59	2.48	4.4%
Gross profit	17.89	15.69	14.1%
Gross margin	74.7%	72.3%	2.4 pp*
Income from operations	14.04	12.95	8.4%
Net income	9.89	9.35	5.8%
Earnings per share	0.02	2.13	-99.1%

*Notes: pp represents percentage points

•	Revenue increased by 10.4% to RMB23.96 million from RMB21.71 million for the first quarter of fiscal 2017.
•	Gross profit increased by 14.1% to RMB17.89 million from RMB15.69 million for the first quarter of fiscal 2017.
•	Gross margin increased by 2.4 percentage points to 74.7% from 72.3% for the first quarter of fiscal 2017.
•	Net income increased by 5.8% to RMB9.89 million, or RMB0.02 per basic and diluted share from RMB9.35 million, or RMB2.13 per basic and diluted share, for the first quarter of fiscal 2017.

First Quarter of Fiscal 2018 Financial Results

Revenue

Revenue for the three months ended September 30, 2018 increased by RMB2.26 million, or 10.4%, to RMB23.96 million from RMB21.71 million for the same period of last year. The increase in revenue was due to the increase in sales of both Fenjiu liquor products and imported wine products.

	For the Three Months Ended September 30,
	2018			2017
(RMB millions)	Revenue	Cost of Sales	Gross Margin	Revenue	Cost of Sales	Gross Margin
Fenjiu liquor products	21.37	5.36	74.9%	19.23	5.29	72.5%
Imported wine products	2.59	0.71	72.5%	2.48	0.72	70.8%
Total	23.96	6.07	74.7%	21.71	6.02	72.3%

Revenue from the Fenjiu liquor wholesale business increased by RMB2.15 million, or 11.2%, to RMB21.37 million for the three months ended September 30, 2018 from RMB19.23 million for the same period of last year. The increase was mainly due to the increased sales volume of our Fenjiu liquor products.

Revenue from the imported wine wholesale business increased by RMB0.11 million, or 4.4%, to RMB2.59 million for the three months ended September 30, 2018 from RMB2.48 million for the same period of last year. The increase results from the Company adopting a new strategy to sell products with higher profit margins and to increase the selling price of such products.

Gross profit and gross margin

Total cost of sales increased by RMB0.05 million, or 0.9%, to RMB6.07 million for the three months ended September 30, 2018 from RMB6.02 million for the same period of last year. Gross profit increased by RMB2.21 million, or 14.1%, to RMB17.89 million for three months ended September 30, 2018 from RMB15.69 million for the same period of last year. Overall gross margin increased by 2.4 percentage points to 74.7% for the three months ended September 30, 2018, compared to 72.3% for the same period of last year.

Gross margins for the Fenjiu liquor wholesale business and imported wine wholesale business were 74.9% and 72.5%, respectively, for the three months ended September 30, 2018. This compared to gross margins for the Fenjiu liquor wholesale business and imported wine wholesale business were 72.5% and 70.8%, respectively, for the same period of last year.

Income from Operations

Selling and distribution expenses decreased by RMB0.23 million, or 19.0%, to RMB0.98 million for the three months ended September 30, 2018 from RMB1.21 million for the same period of last year. The decrease in selling and distribution expenses was primarily due to the decreased packaging expenses during the three months ended September 30, 2018, as compared to the same period of 2017.

Administrative expenses increased by RMB1.35 million, or 88.0%, to RMB2.88 million for the three months ended September 30, 2018 from RMB1.53 million for the same period of last year. The increase in administrative expenses was primarily due to salaries, foreign exchange loss and professional fees.

Income from operations increased by RMB1.09 million, or 8.4%, to RMB14.04 million for the three months ended September 30, 2018 from RMB12.95 million for the same period of last year.

Net income

Net income increased by RMB0.54 million, or 5.8%, to RMB9.89 million for the three months ended September 30, 2018 from RMB9.35 million for the same period of last year. After deduction of non-controlling interest, net income attributable to shareholders for the three months ended September 30, 2018 was RMB9.89 million, or RMB0.02 per basic and diluted share. This compared to net income attributable to shareholders of RMB9.09 million, RMB2.13 per basic and diluted share, for the same period of last year.

Financial Condition

As of September 30, 2018, the Company had cash and cash equivalents of RMB55.70 million, compared to RMB26.50 million as of June 30, 2018. Cash provided by operating activities was RMB27.84 million for the three months ended September 30, 2018, compared to RMB17.43 million for the same period of last year. Cash used in investing activities was RMB0.05 million for the three months ended September 30, 2018, compared to RMB0.17 million for the same period of last year. Cash provided by financing activities was RMB1.40 million for the three months ended September 30, 2018, compared to RMB6.00 million for the same period of last year.

About Oranco, Inc.

Headquartered in Fenyang City, China, Oranco, Inc. (OTC: ORNC), is engaged in alcohol wholesale business in China. We currently focus our business on the sale of Chinese Fenjiu liquor and imported wines. Our goal is to promote premium alcoholic beverages to China’s population. We aim to achieve this goal by catering to the ever-evolving tastes in alcohols through our creative marketing strategies and innovative product designs that target different age groups of China’s population. Oranco, Inc. has developed various innovative products, such as its “Fenjiu Group72 Bian”, which brings modern visuals, ancient stories and new interpretations of Chinese culture to traditional Fenjiu liquor. We are constantly renovating the traditional Chinese culture to attract various age and cultural groups in China.

Contact Information

For investor and media inquiries please contact:

Email: Oranco@surerich-invest.com

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s registration statement and in its other filings with the Securities and Exchange Commission.